Exhibit 99.1

FIRST AMERICAN FINANCIAL REPORTS RESULTS

FOR THE FOURTH QUARTER AND FULL YEAR OF 2013

—Reports Earnings of 48 Cents per Diluted Share for the Fourth Quarter—

SANTA ANA, Calif., Feb. 13, 2014 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the fourth quarter and year ended Dec. 31, 2013.

Current Quarter Highlights

•	Total revenues down 4 percent compared with last year

•	Closed orders per day down 35 percent, driven by 61 percent decline in refinance orders

•	Average revenue per direct order up 34 percent due to higher purchase and commercial mix

•	Title Insurance and Services segment pretax margin of 7.8 percent

•	Commercial revenues of $175.7 million, up 12 percent compared with last year

•	Specialty Insurance segment pretax margin of 17.0 percent

•	Cash flow from operations of $132.6 million

•	Signed definitive agreement to acquire Interthinx, Inc. for $155 million on Feb. 5, 2014

•	Expected to close by March 31, 2014

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended December 31		For the Full Year Ended December 31
	2013	2012	2013	2012
Total revenues	$1,219.9	$1,276.8	$4,956.1	$4,541.8
Income before taxes	84.8	147.7	310.7	467.4
Net income	$51.6	$93.3	$186.4	$301.0
Net income per diluted share	0.48	0.85	1.71	2.77

Total revenues for the fourth quarter of 2013 were $1.2 billion, a decline of 4 percent relative to the fourth quarter of 2012. Net income in the current quarter was $51.6 million, or 48 cents per diluted share, compared with net income of $93.3 million, or 85 cents per diluted share, in the fourth quarter of 2012. The current quarter results include net realized investment gains of $2.4 million and impairment of equity investments of $7.8 million, which together reduced net income by 3 cents per diluted share. The fourth quarter of 2012 included net realized investment gains of $6.2 million, or 4 cents per diluted share.

Total revenues for the full year of 2013 were $5.0 billion, an increase of 9 percent relative to the prior year. Net income was $186.4 million, or $1.71 per diluted share, compared with $301.0 million, or $2.77 per diluted share, in 2012. The results for the full year 2013 include net realized investment gains of $9.2 million, or 5 cents per diluted share, compared with $64.1 million of net realized investment gains, or 38 cents per diluted share, in 2012. In addition, the current year results include reserve additions of $148.5 million, or 84 cents per diluted share, primarily due to claims from policy years 2005 to 2008, compared with reserve additions of $62.1 million, or 37 cents per diluted share, in 2012.

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First American Financial Reports Fourth Quarter and Full Year 2013 Results

“In 2013, revenue grew by 9 percent, driven by strength in our resale and commercial businesses,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Revenue growth was led by our purchase business, which grew 26 percent, as both transaction volumes and real estate prices increased. Our commercial business had its strongest year ever, with revenue up 23 percent.

“In the fourth quarter, however, we felt the full impact of the drop-off in refinance activity, with closed title orders declining to the lowest level of the year. The effect was offset in part by the growth in our resale and commercial businesses, which drove average revenue per order up 34 percent. We are actively managing expenses and, going into 2014, will continue to adjust our cost structure to market conditions.

“Throughout 2014 we will focus on responding to our customers’ desire for tighter integration between loan origination activities, loan quality verification and title and settlement services,” continued Gilmore. “As part of this effort, we recently announced our agreement to acquire Interthinx, a leading provider of loan quality analytics, decision support tools and loan review processes for the mortgage industry. The combination of Interthinx’s powerful offerings with the risk mitigation we already provide through our title insurance and settlement services products gives us a compelling solution for customers’ compliance and loan-quality assurance requirements. This transaction also provides us further opportunity to leverage our extensive data assets and enhances our ability to innovate in response to the increasing demands of the marketplace.”

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended December 31
	2013	2012
Total revenues	$1,125.5	$1,197.0
Income before taxes	$87.9	$152.5
Pretax margin	7.8%	12.7%
Direct open orders	270,500	408,100
Direct closed orders	217,300	335,300
U.S. Commercial
Total revenues	$175.7	$156.6
Open orders	30,200	30,700
Closed orders	20,900	21,400
Average revenue per order	$8,400	$7,300

Total revenues for the Title Insurance and Services segment were $1.1 billion in the fourth quarter of 2013, a decline of 6 percent from the same quarter of 2012. Direct premiums and escrow fees were down 12 percent compared with the fourth quarter of 2012, due to a 35 percent decline in the

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First American Financial Reports Fourth Quarter and Full Year 2013 Results

number of direct title orders closed in the quarter that was largely offset by the increase in average revenue per order. Average revenue per direct title order was $1,878, an increase of 34 percent compared with the fourth quarter of 2012, due to the shift in the mix of revenues to higher-premium commercial and purchase transactions, as well as an increase in the average revenue per closed order for commercial and purchase transactions. Agent premiums were up by 5 percent in the current quarter, reflecting the normal reporting lag of approximately one quarter.

Information and other revenues were $143.8 million this quarter, down 11 percent compared with the same quarter of last year, primarily due to lower demand for the company’s title plant information and default information products, driven by the overall decline in transaction activity. Total investment income was down $15.3 million compared with the fourth quarter of 2012, due in part to a $6.8 million decline in net realized investment gains. In addition, investment income in the current quarter was impacted by impairment of equity investments totaling $5.8 million.

Personnel costs were $330.6 million in the fourth quarter, down $8.5 million, or 3 percent, compared with the fourth quarter of 2012. This decline was primarily due to reduced incentive-based compensation driven by lower revenues and profitability resulting from the slowdown in order volume compared with the prior year.

Other operating expenses were $207.3 million in the fourth quarter, down $3.6 million, or 2 percent, compared with the fourth quarter of 2012. This decline was primarily due to lower production-related expenses and temporary labor costs driven by the reduced order volumes in the current quarter, partly offset by higher legal settlement costs.

The provision for policy losses and other claims was $56.1 million in the fourth quarter, or 5.8 percent of title premiums and escrow fees, compared with a loss provision rate of 7.0 percent in the same quarter of the prior year.

Pretax income for the Title Insurance and Services segment was $87.9 million in the fourth quarter, compared with $152.5 million in the fourth quarter of 2012. Pretax margin was 7.8 percent in the current quarter, compared with 12.7 percent last year.

Specialty Insurance

($ in millions)

	For the Three Months Ended December 31
	2013	2012
Total revenues	$88.0	$80.0
Income before taxes	$14.9	$13.2
Pretax margin	17.0%	16.6%

Total revenues for the Specialty Insurance segment were $88.0 million in the fourth quarter of 2013, up 10 percent compared with the fourth quarter of 2012. The overall loss ratio for the Specialty Insurance segment was 53 percent in the current quarter, up from 51 percent in the prior year. Higher premiums for the segment contributed to a pretax margin of 17.0 percent, up from 16.6 percent in the fourth quarter of 2012.

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First American Financial Reports Fourth Quarter and Full Year 2013 Results

Teleconference/Webcast

First American’s fourth quarter and full year 2013 results will be discussed in more detail on Thursday, Feb. 13, 2014, at noon EST, via teleconference. The toll-free dial-in number is 800-779-1598. Callers from outside the United States may dial 415-228-4861. The passcode for the event is “First American.”

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through Feb. 19, 2014, by dialing 203-369-0421. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions, that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $5.0 billion in 2013, the company offers its products and services directly and through its agents throughout the United States and abroad. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to the acquisition of Interthinx and its anticipated closing, benefits, opportunities and synergies; headcount reduction and other expense management; a focus during 2014 on responding to the company’s customers’ desire for tighter integration between loan origination activities, loan quality verification and title and settlement services; the making of value-creating investments in the company’s core business; future acquisitions; the return of capital to stockholders; the outlook for the housing market, including a weaker refinance market, decreased transaction volumes, and growth in both the home purchase and commercial markets; a focus on gaining profitable market share; title claims expectations; the company’s liquidity, including draw downs on its credit facility, its debt-to-capital ratio and the duration of liabilities; and the timing and results of the reorganization of certain subsidiaries, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance

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First American Financial Reports Fourth Quarter and Full Year 2013 Results

and services segment and certain other of the company’s businesses; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; changes in relationships with large mortgage lenders; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; expenses of and funding obligations to the pension plan; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk mitigation efforts; systems interruptions and intrusions, wire transfer errors or unauthorized data disclosures; inability to realize the benefits of the company’s offshore strategy; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2013, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including a personnel and other operating expense ratio. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Sandra Bell	Craig Barberio
Corporate Communications First American Financial Corporation 714-250-3298	Investor Relations First American Financial Corporation 714-250-5214

(Additional Financial Data Follows)

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First American Financial Reports Fourth Quarter and Full Year 2013 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2013	2012	2013	2012
Total revenues	$1,219,872	$1,276,823	$4,956,077	$4,541,821
Income before income taxes	$84,847	$147,684	$310,708	$467,406
Income tax expense	33,058	54,482	123,644	165,678

Net income	51,789	93,202	187,064	301,728
Less: Net income (loss) attributable to noncontrolling interests	162	(75)	697	687

Net income attributable to the Company	$51,627	$93,277	$186,367	$301,041

Net income per share attributable to stockholders:
Basic	$0.49	$0.87	$1.74	$2.83
Diluted	$0.48	$0.85	$1.71	$2.77
Cash dividends declared per share	$0.12	$0.08	$0.48	$0.36
Weighted average common shares outstanding:
Basic	105,765	106,929	106,991	106,307
Diluted	107,974	109,477	109,102	108,542
Selected Title Information
Title orders opened	270,500	408,100	1,384,600	1,634,900
Title orders closed	217,300	335,300	1,103,400	1,191,800
Paid title claims	$86,972	$66,261	$295,982	$285,210

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First American Financial Reports Fourth Quarter and Full Year 2013 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	December 31, 2013	December 31, 2012
Cash and cash equivalents	$834,837	$670,529
Investment portfolio	3,385,328	3,070,239
Goodwill and other intangible assets	892,373	902,952
Total assets	6,520,600	6,050,847
Reserve for claim losses	1,018,365	976,462
Notes payable	310,285	229,760
Total stockholders’ equity	$2,453,049	$2,348,065

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First American Financial Reports Fourth Quarter and Full Year 2013 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended December 31, 2013	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$540,292	$455,567	$84,725	$—
Agent premiums	514,615	514,615	—	—
Information and other	144,215	143,820	401	(6)
Investment income	18,351	13,788	2,047	2,516
Net realized investment gains (losses) (1)	2,399	(2,248)	781	3,866

	1,219,872	1,125,542	87,954	6,376

Expenses
Personnel costs	358,443	330,551	14,478	13,414
Premiums retained by agents	412,674	412,674	—	—
Other operating expenses	225,397	207,295	11,419	6,683
Provision for policy losses and other claims	100,612	56,086	44,526	—
Depreciation and amortization	19,775	17,717	1,239	819
Premium taxes	14,032	12,651	1,381	—
Interest	4,092	682	—	3,410

	1,135,025	1,037,656	73,043	24,326

Income (loss) before income taxes	$84,847	$87,886	$14,911	$(17,950)

For the Three Months Ended December 31, 2012	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$594,820	$518,753	$76,067	$—
Agent premiums	489,530	489,530	—	—
Information and other	162,333	161,931	408	(6)
Investment income (losses)	23,954	22,233	1,859	(138)
Net realized investment gains(1)	6,186	4,567	1,619	—

	1,276,823	1,197,014	79,953	(144)

Expenses
Personnel costs	363,404	339,081	13,775	10,548
Premiums retained by agents	391,490	391,490	—	—
Other operating expenses	228,411	210,938	11,808	5,665
Provision for policy losses and other claims	109,441	70,710	38,731	—
Depreciation and amortization	20,006	18,071	1,202	733
Premium taxes	14,758	13,565	1,193	—
Interest	1,629	653	—	976

	1,129,139	1,044,508	66,709	17,922

Income (loss) before income taxes	$147,684	$152,506	$13,244	$(18,066)

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.

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First American Financial Reports Fourth Quarter and Full Year 2013 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Twelve Months Ended December 31, 2013	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,184,464	$1,855,270	$329,194	$—
Agent premiums	2,044,862	2,044,862	—	—
Information and other	627,645	626,016	1,652	(23)
Investment income	89,895	76,606	7,342	5,947
Net realized investment gains (1)	9,211	3,334	1,425	4,452

	4,956,077	4,606,088	339,613	10,376

Expenses
Personnel costs	1,445,582	1,338,361	58,261	48,960
Premiums retained by agents	1,636,694	1,636,694	—	—
Other operating expenses	885,805	816,870	41,725	27,210
Provision for policy losses and other claims	530,356	343,461	186,895	—
Depreciation and amortization	74,916	66,956	4,865	3,095
Premium taxes	56,715	50,980	5,735	—
Interest	15,301	2,601	—	12,700

	4,645,369	4,255,923	297,481	91,965

Income (loss) before income taxes	$310,708	$350,165	$42,132	$(81,589)

For the Twelve Months Ended December 31, 2012	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,041,740	$1,745,687	$296,053	$—
Agent premiums	1,709,905	1,709,905	—	—
Information and other	645,023	643,433	1,605	(15)
Investment income	81,031	71,350	8,923	758
Net realized investment gains (1)	64,122	30,145	8,590	25,387

	4,541,821	4,200,520	315,171	26,130

Expenses
Personnel costs	1,334,866	1,233,203	55,453	46,210
Premiums retained by agents	1,370,193	1,370,193	—	—
Other operating expenses	836,319	769,477	42,395	24,447
Provision for policy losses and other claims	397,717	237,427	160,290	—
Depreciation and amortization	74,950	67,610	4,553	2,787
Premium taxes	51,304	46,283	5,021	—
Interest	9,066	2,646	—	6,420

	4,074,415	3,726,839	267,712	79,864

Income (loss) before income taxes	$467,406	$473,681	$47,459	$(53,734)

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.

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First American Financial Reports Fourth Quarter and Full Year 2013 Results

First American Financial Corporation

Expense Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended December 31		For the Twelve Months Ended December 31
	2013	2012	2013	2012
Total revenues	$1,125,542	$1,197,014	$4,606,088	$4,200,520
Less: Net realized investment (losses) gains (1)	(2,248)	4,567	3,334	30,145
Investment income	13,788	22,233	76,606	71,350
Premiums retained by agents	412,674	391,490	1,636,694	1,370,193

Net operating revenues	$701,328	$778,724	$2,889,454	$2,728,832

Personnel and other operating expenses	$537,846	$550,019	$2,155,231	$2,002,680
Ratio (% net operating revenues)	76.7%	70.6%	74.6%	73.4%
Ratio (% total revenues)	47.8%	45.9%	46.8%	47.7%

(1)	Includes other-than-temporary impairment (OTTI) losses recorded in earnings.

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First American Financial Reports Fourth Quarter and Full Year 2013 Results

First American Financial Corporation

Supplemental Direct Title Order Information

(unaudited)

	Q413	Q313	Q213	Q113	Q412
Open Orders per Day
Purchase	1,626	2,054	2,199	1,900	1,529
Refinance	1,462	1,628	2,967	2,905	3,363
Refinance as % of residential orders	47%	44%	57%	60%	69%
Commercial	480	477	548	482	487
Other[1]	726	779	872	887	1,099

Total open orders per day	4,294	4,938	6,586	6,174	6,478

Closed Orders per Day
Purchase	1,383	1,657	1,637	1,218	1,320
Refinance	1,096	1,645	2,311	2,496	2,840
Refinance as % of residential orders	44%	50%	59%	67%	68%
Commercial	331	316	313	278	340
Other[1]	640	653	759	785	823

Total closed orders per day	3,449	4,272	5,020	4,777	5,322

Average Revenue per Order (ARPO)[2]
Purchase	$1,829	$1,813	$1,810	$1,700	$1,758
Refinance	819	807	802	820	823
Commercial	8,425	6,895	6,886	5,465	7,313
Other[1]	409	504	337	367	403
Total ARPO	$1,878	$1,602	$1,440	$1,240	$1,404
Business Days	63	64	64	61	63

(1)	Includes default and other orders
(2)	U.S. operations only

Totals may not add due to rounding

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